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Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Acquisition of Masonite International Corporation

On February 8, 2024, Owens Corning entered into an arrangement agreement (as it may be amended from time to time, the (“Arrangement Agreement”), among Owens Corning, MT Acquisition Co ULC, an indirect wholly owned subsidiary of Owens Corning (“Purchaser”), and Masonite International Corporation (“Masonite”). Subject to the terms and conditions of the Arrangement Agreement, Purchaser will acquire all of the issued and outstanding common shares of Masonite (the “Transaction”). The Transaction will be implemented by way of a plan of arrangement pursuant to the Business Corporations Act (British Columbia). Upon completion of the Transaction, Masonite will be an indirect wholly owned subsidiary of Owens Corning. Pursuant to the Arrangement Agreement, at the effective time of the Transaction, each issued and outstanding common share, no par value, of Masonite (each, a “Masonite Common Share”), other than any Masonite Common Shares that are held by Masonite or any of its subsidiaries or Owens Corning, Purchaser or any other subsidiary of Owens Corning or any Masonite Common Shares as to which dissent rights have been properly exercised by the holder thereof in accordance with British Columbia law, will be acquired for $133.00 per share in cash, without interest, representing an approximate 38% premium to Masonite’s closing share price on February 8, 2024.

Consummation of the Transaction is subject to Masonite shareholder approval and applicable regulatory approvals, as well the satisfaction or waiver of customary closing conditions.

Transaction Related Financing

The Transaction will be financed by cash on hand and committed debt financing of up to $3 billion (the “364-day term loan facility”) provided by Morgan Stanley Senior Funding, Inc.

At the closing date of the Transaction, Owens Corning will transfer consideration to Masonite that will immediately be used to repay the Masonite 2027 term loan facility (the “Masonite term loan facility”).

The unaudited pro forma combined financial information set forth below gives effect to the Transaction, including the repayment of the Masonite term loan facility, and the 364-day term loan facility. It does not give effect to any payment, purchase and/or exchange of any outstanding Masonite notes.

Basis of Presentation of the Unaudited Pro Forma Combined Financial Information

The accompanying unaudited pro forma combined financial information has been prepared by Owens Corning in accordance with Article 11 of Regulation S-X, Pro Forma Financial information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the Securities and Exchange Commission (the “SEC”) on May 20, 2020.

The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or earnings would have been had the Transaction been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not claim to project the future financial position or earnings of the combined company.

The unaudited pro forma combined financial information contains estimated adjustments, based upon available information and certain assumptions that Owens Corning believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are further described in the accompanying notes to the unaudited pro forma combined financial information. These assumptions were based on preliminary information and estimates.

The unaudited pro forma combined financial information is presented to show the estimated effects of the Transaction, based on the historical Balance Sheets and Statements of Earnings of Owens Corning and Masonite. The Unaudited Pro Forma Combined Balance Sheet was prepared using the Owens Corning and Masonite Balance Sheets as of December 31, 2023. The Unaudited Pro Forma Combined Statement of Earnings was prepared using the Owens Corning and Masonite Statements of Earnings for the year ended December 31, 2023.

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The unaudited pro forma combined financial information should be read in conjunction with the historical financial information and related notes of Owens Corning and Masonite, which were prepared in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”), from which the information was obtained, and which are contained in the following filings of Owens Corning and Masonite, respectively:

1.	Owens Corning’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 14, 2024; and

2.	Masonite’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024 (the “Masonite 2023 Form 10-K”).

The Transaction will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the total consideration will be allocated to Masonite’s assets acquired and liabilities assumed based on their estimated fair values at the Transaction date. The process of valuing the net assets of Masonite at the expected Transaction date, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation reflected in this unaudited pro forma combined financial information is preliminary and subject to revision based on a final determination of fair value.

The repayment of the Masonite term loan facility and the use of the 364-day term loan facility will be accounted for in accordance with ASC Topic 470, Debt.

The Unaudited Pro Forma Combined Balance Sheet as of December 31, 2023 assumes the Transaction occurred on December 31, 2023. The Unaudited Pro Forma Combined Statement of Earnings for the year ended December 31, 2023 assumes the Transaction occurred on January 1, 2023.

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UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023

(in millions)

			Transaction Accounting Adjustments
	Historical Owens Corning	Historical Masonite After Reclassifications (Note 2)	Masonite Acquisition (Note 4)		Financing (Note 4)		Pro Forma Combined Company
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,615	$137	$(2,916)	A	$2,760	K	$1,596
Receivables, net	987	326	—		—		1,313
Inventories	1,198	391	19	B	—		1,608
Other current assets	117	99	—		—		216

Total current assets	3,917	953	(2,897)		2,760		4,733
Property, plant and equipment, net	3,841	748	75	C	—		4,664
Operating lease right-of-use assets	222	203	—		—		425
Goodwill	1,392	295	1,389	D	—		3,076
Intangible assets, net	1,528	403	806	E	—		2,737
Deferred income taxes	24	27	—		—		51
Other non-current assets	313	56	—		—		369

TOTAL ASSETS	$11,237	$2,685	$(627)		$2,760		$16,055

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	1,216	113	$—		$—		$1,329
Current operating lease liabilities	62	32	—		—		94
Short-term debt	—	—	—		2,982	K	2,982
Long-term debt – current portion	431	38	—		(38)	K	431
Other current liabilities	615	212	43	F			870

Total current liabilities	2,324	395	43		2,944		5,706
Long-term debt, net of current portion	2,615	1,049	(58)	G	(184)	K	3,422
Pension plan liability	69	21	—		—		90
Other employee benefits liability	112	—	—		—		112
Non-current operating lease liabilities	165	187	—		—		352
Deferred income taxes	427	120	233	H	—		780
Other liabilities	315	54	—				369

Total liabilities	6,027	1,826	218		2,760		10,831

Redeemable noncontrolling interest	25	—	—		—		25

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—	—		—		—
Common stock, par value $0.01 per share (b)	1	—	—		—		1
Additional paid in capital	4,166	231	(231)	I	—		4,212
			46	J
Accumulated earnings	4,794	212	(212)	I	—		4,751
			(43)	F	—
Accumulated other comprehensive deficit	(503)	(120)	120	I	—		(503)
Cost of common stock in treasury (c)	(3,292)	525	(525)	I	—		(3,292)

Total stockholders’ equity	5,166	848	(845)		—		5,169
Noncontrolling interests	19	11	—		—		30

Total equity	5,185	859	(845)		—		5,199

TOTAL LIABILITIES AND EQUITY	$11,237	$2,685	$(627)		$2,760		$16,055

(a)	10 shares authorized; none issued or outstanding at December 31, 2023
(b)	400 shares authorized; 135.5 issued and 87.2 outstanding at December 31, 2023
(c)	48.3 shares at December 31, 2023

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information”

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UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

YEAR ENDED DECEMBER 31, 2023

(in millions, except per share amounts)

			Transaction Accounting Adjustments
	Historical Owens Corning	Historical Masonite After Reclassifications (Note 2)	Masonite Acquisition (Note 5)		Financing (Note 5)		Pro Forma Combined Company
NET SALES	$9,677	$2,831	$—		$—		$12,508
COST OF SALES	6,994	2,137	19	L	—		9,155
			5	M	—

Gross margin	2,683	694	(24)		—		3,353
OPERATING EXPENSES
Marketing and administrative expenses	831	412	36	N	—		1,279
Science and technology expenses	123	28	—		—		151
Gain on sale of site	(189)	—	—		—		(189)
Other expense, net	106	43	43	O	—		192

Total operating expenses	871	483	79		—		1,433

OPERATING INCOME	1,812	211	(103)		—		1,920
Non-operating expense (income), net	145	(2)	—		—		143

EARNINGS (LOSS) BEFORE INTEREST AND TAXES	1,667	213	(103)		—		1,777
Interest expense, net	76	51	—		209	Q	336

EARNINGS (LOSS) BEFORE TAXES	1,591	162	(103)		(209)		1,441
Income tax expense	401	41	(20)	P	(52)	P	370
Equity in net earnings of affiliates	3	—	—		—		3

NET EARNINGS (LOSS)	1,193	121	(83)		(157)		1,074
Net (loss) earnings attributable to non-redeemable and redeemable noncontrolling interests	(3)	3	—		—		—

NET EARNINGS (LOSS) ATTRIBUTABLE TO STOCKHOLDERS	$1,196	$118	$(83)		$(157)		$1,074

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$13.27						$11.92
Diluted	$13.14						$11.75
WEIGHTED AVERAGE SHARES OF COMMON STOCK
Basic	90.1						90.1
Diluted	91.0						91.4

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information”

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NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

NOTE 1: BASIS OF PRESENTATION

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price allocated to goodwill. To prepare the unaudited pro forma combined financial information, Owens Corning adjusted Masonite’s assets and liabilities to their estimated fair values based on Owens Corning’s preliminary valuation work. Owens Corning has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated useful lives of Masonite’s assets acquired, liabilities to be assumed and the related allocation of the purchase price. The final allocation of the purchase price will be determined after completion of the Transaction and determination of the estimated fair value of Masonite’s assets, liabilities, and associated tax adjustments. Accordingly, the final Transaction accounting adjustments could be materially different from the unaudited pro forma adjustments herein.

The unaudited pro forma combined financial information was prepared by Owens Corning in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 20, 2020.

The unaudited pro forma combined financial information has been compiled in U.S. Dollars utilizing the accounting policies adopted by Owens Corning. Certain financial information of Masonite, as presented in its historical consolidated financial statements, has been preliminarily reclassified to conform to the historical presentation in Owens Corning’s consolidated financial statements for the purpose of preparing the unaudited pro forma combined financial information. Upon completion of the Transaction, Owens Corning will perform a full and detailed review of Masonite’s accounting policies. As a result of that review, Owens Corning may discover additional differences between the accounting policies of the two companies that, when adjusted, may have a material impact on the consolidated financial statements of the combined company.

The unaudited pro forma combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Transaction and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Owens Corning believes are reasonable under the circumstances.

The unaudited pro forma combined financial information should be read in conjunction with the historical financial information and related notes of Owens Corning and Masonite, which were prepared in accordance with US GAAP, from which the information was obtained.

On October 19, 2023, Masonite acquired Fleetwood Aluminum Products, LLC (“Fleetwood”). The historical Masonite Statement of Earnings used to prepare the Unaudited Pro Forma Combined Statement of Earnings contains results of Fleetwood from the date of acquisition. No adjustment has been made to the Unaudited Pro Forma Combined Statement of Earnings to estimate the full-year earnings of Fleetwood.

Additionally, as disclosed in the Masonite 2023 Form 10-K, strategic alternatives are being actively reviewed for Masonite’s Architectural segment, which could include a potential sale of all or part of the business. As there is no assurance that a potential transaction will take place or on what terms prior to the close of the Transaction, Owens Corning has made no change related to the strategic review to the pro forma combined financial information herein.

NOTE 2: UNAUDITED ACCOUNTING POLICIES AND RECLASSIFICATION ADJUSTMENTS

The unaudited pro forma combined financial information reflects adjustments to conform Masonite’s results to Owens Corning’s accounting policies as follows:

•	Masonite historically classified Research and Development (“R&D”) costs as part of Cost of Sales in the Statement of Earnings, while Owens Corning classifies them as Operating Expenses.

Reclassifications to the historical presentation of Masonite’s Statement of Earnings and Balance Sheet have been applied to adhere to Owens Corning’s financial statement presentation.

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Reclassifications to Masonite’s Consolidated Balance Sheet as of December 31, 2023 are as follows:

Financial Statement Line	Historical Masonite International Corporation Before Reclassifications	Reclassifications	Notes	Historical Masonite International Corporation After Reclassifications
Restricted cash	12	(12)	a	—
Prepaid expenses and other assets	60	(60)	b	—
Income taxes receivable	27	(27)	c	—
Other current assets	—	99	a, b, c	99
Investment in equity investees	20	(20)	d	—
Other non-current assets (1)	36	20	d	56
Accrued expenses (1)	241	(241)	e, f	—
Income taxes payable	3	(3)	g	—
Current operating lease liabilities	—	32	e	32
Other current liabilities	—	212	f, g	212
Pension plan liability	—	21	h	21
Other liabilities	75	(21)	h	54
Share capital	525	(525)	i	—
Cost of common stock in treasury	—	525	i	525

(1)	This number has been rounded as a result of the conversion from thousands to millions.
a.	Represents the reclassification of $12 million from Restricted cash to Other current assets.
b.	Represents the reclassification of $60 million from Prepaid expenses and other assets to Other current assets.
c.	Represents the reclassification of $27 million from Income taxes receivable to Other current assets.
d.	Represents the reclassification of $20 million from Investment in equity investees to Other non-current assets.
e.	Represents the reclassification of $32 million from Accrued expenses to Current operating lease liabilities.
f.	Represents the reclassification of $209 million from Accrued expenses to Other current liabilities.
g.	Represents the reclassification of $3 million from Income taxes payable to Other current liabilities.
h.	Represents the reclassification of $21 million from Other liabilities to Pension plan liability.
i.	Represents the reclassification of $525 million from Share capital to Cost of common stock in treasury.

Reclassifications to Masonite’s Consolidated Statement of Earnings for the year ended December 31, 2023 are as follows:

Financial Statement Line	Historical Masonite International Corporation Before Reclassifications	Reclassifications	Notes	Historical Masonite International Corporation After Reclassifications
Cost of Sales	$2,165	$(28)	a	$2,137
Science and technology expenses	0	28	a	28
Restructuring costs	10	(10)	b	—
Asset impairment	33	(33)	c	—
Other expense, net	—	43	b, c	43

a.

Represents the reclassification of R&D costs in the amount of $28 million from Cost of Sales to Science and technology expenses. This reclassification has been done to align Masonite’s presentation to Owens Corning’s accounting policies.

b.	Represents the reclassification of $10 million from Restructuring costs to Other expense, net.
c.	Represents the reclassification of $33 million from Asset impairment to Other expense, net.

NOTE 3: PURCHASE CONSIDERATION

The Unaudited Pro Forma Combined Balance Sheet has been adjusted in accordance with ASC Topic 805, Business Combinations, to reflect a preliminary allocation of the estimated purchase price to Masonite’s assets to be acquired and liabilities to be assumed, with remaining excess recorded as goodwill. The preliminary purchase price allocation in the Unaudited Pro Forma Combined Balance Sheet is based on an estimated price of approximately $3.2 billion. As determined by the Arrangement Agreement, Purchaser will purchase all of the issued and outstanding Masonite Common Shares for $133.00 per share in cash, without interest.

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The pro forma purchase price adjustments are preliminary and are subject to change based on the Owens Corning common stock price, the number of Masonite Common Shares outstanding, the number of outstanding Masonite equity awards to be converted, and the debt to be obtained at closing, as well as the actual net tangible and intangible assets and liabilities that exist on the closing date of the Transaction.

Total estimated Transaction consideration is calculated as follows:

(in millions)	Amount
Closing cash consideration	$2,904
Fair value of Masonite outstanding equity awards converted to Owens Corning time vesting RSUs	46
Vested SARS and Board of Director RSUs	12
Repayment of Masonite term loan facility (a)	222
Total preliminary estimated transaction consideration	$3,184

(a)

The amount of the Masonite term loan facility was obtained from the Masonite 2023 Form 10-K. The amount outstanding on the Masonite term loan facility is as of December 31, 2023 and could vary materially based on the actual amount outstanding at the close of the Transaction.

The closing cash as part of preliminary estimated consideration was calculated at the price of $133.00 per outstanding Masonite Common Share. At December 31, 2023 there were an estimated 21.835 million Masonite Common Shares outstanding.

The preliminary estimated fair value of Owens Corning common stock underlying Masonite outstanding equity awards that will be converted into awards with respect to Owens Corning common stock is calculated as follows:

(in millions, except share and per share amounts)	Amount
Number of Masonite stock awards outstanding (a)	649,743
Exchange ratio (b)	0.89

Owens Corning equity awards issued for Masonite outstanding equity awards	578,271
10-day weighted average closing share price of Owens Corning common stock (c)	$149.35

Fair value of Owens Corning time vesting RSUs issued for Masonite outstanding equity awards	$86
Less: Estimated fair value allocated to post-transaction compensation expense	(40)

Fair value of awards included in preliminary estimated consideration	$46

(a)

Represents the Masonite stock awards that will be converted into Owens Corning equity awards upon completion of the Transaction, based on awards outstanding at December 31, 2023. Masonite equity awards include awards issued under various stock incentive plans of Masonite.

(b)

The exchange rate was determined by the consideration amount divided by the volume weighted average closing sale price of one share of Owens Corning common stock for the ten consecutive trading days ended December 29, 2023, in accordance with the terms of the Arrangement Agreement. The exchange rate is preliminary and could vary materially at the close of the Transaction.

(c)	The ten-day weighted average was calculated for the ten consecutive trading days ended December 29, 2023.

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The following is a preliminary estimate of the assets to be acquired and liabilities to be assumed by Owens Corning, as if the Transaction had occurred on December 31, 2023:

(in millions)	Amount
Cash and cash equivalents	$137
Accounts receivable, net	326
Inventories	410
Other current assets	99
Property, plant and equipment, net	823
Operating lease right-of-use assets	203
Intangible assets. net	1,209
Deferred income taxes	27
Other non-current assets	56

Total assets	3,290

Accounts payable	113
Current operating lease liabilities	32
Other current liabilities	212
Long-term debt, net of current portion	807
Non-current operating lease liabilities	187
Deferred income taxes	353
Pension plan liability	21
Other non-current liabilities	54

Net assets acquired	1,511
Non-controlling interest	(11)
Goodwill	1,684

Total preliminary estimated consideration	$3,184

The preliminary purchase accounting was based on a benchmarking analysis of similar transactions in the industry in order to identify allocations of acquisition consideration to assets acquired and liabilities assumed including intangible assets, step-up in the value of inventory, and real, personal property and leased assets. Upon completion of the Transaction, a final determination of the fair value of Masonite’s assets and liabilities will be performed. The final purchase consideration allocation may be materially different than that reflected in the preliminary estimated purchase consideration allocation presented herein. Any increase or decrease in fair values of the net assets as compared with the unaudited pro forma combined financial information may change the amount of the total purchase consideration allocated to goodwill, other assets and liabilities and may impact the combined company statement of earnings due to adjustments in the depreciation and amortization of the adjusted assets.

NOTE 4: ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

A.	Reflects cash paid as part of total preliminary estimated consideration, summarized in the following table:

(in millions)	Amount
Closing cash consideration	$2,904
Vested SARS and Board of Director RSUs	12

Adjustment to Cash and cash equivalents	$2,916

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B.

Reflects the adjustment to Masonite’s inventory to step up to fair value. The fair value of inventory is preliminary and subject to change. The preliminary estimated fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts.

The following table summarizes the preliminary estimated fair value of Inventories as of December 31, 2023:

(in millions)	Preliminary Estimated Asset Fair Value
Inventory	$410
Less: Masonite’s historical inventories, net	(391)

Adjustment to Inventories	$19

C.

Represents the preliminary estimated fair value adjustment to Property, plant and equipment, net acquired. A benchmarking analysis was performed to estimate the fair value of Property, plant and equipment, net; refer to Note 3 for more detail. The estimated fair values and estimated useful lives are preliminary and subject to change once Owens Corning has sufficient information as to the specific types, nature, age, condition and location of Masonite’s property, plant and equipment. The completion of the detailed valuation work could have a material impact on the valuation of property, plant and equipment as well as the purchase price allocation.

The following table summarizes the preliminary estimated fair value of Property, plant and equipment, net as of December 31, 2023:

(in millions)	Estimated Useful Life (in years)	Preliminary Estimated Asset Fair Value
Land	N/A	$27
Buildings	25	168
Machinery and equipment	7	628

Total Property, plant and equipment		823
Less: Masonite’s historical Property, plant and equipment, net		(748)

Adjustment to Property, plant and equipment, net		$75

D.

Reflects the estimated value of goodwill recorded as part of the total preliminary estimated consideration. Goodwill arising from the transaction will not be tax deductible. The estimated value of goodwill is subject to change.

The following table summarizes the preliminary estimated fair value of goodwill as of December 31, 2023:

(in millions)	Preliminary Estimated Asset Fair Value
Goodwill	$1,684
Less: Masonite historical goodwill	(295)

Adjustment to Goodwill	$1,389

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E.

Reflects the preliminary estimated fair value of the identifiable intangible assets acquired. A benchmarking analysis was performed to estimate the fair value of identified intangibles, refer to Note 3 for more detail. The estimated fair value and useful lives of intangible assets are preliminary and subject to change.

The following table summarizes the preliminary estimated fair value of identifiable intangible assets as of December 31, 2023:

(in millions)	Estimated Useful Life (in years)	Preliminary Estimated Asset Fair Value
Customer Relationships	15	$753
Patents	10	18
System software development	5	26
Trademarks and trade names (indefinite lived)	Indefinite	365
Trademarks and trade names	5	38
License rights and other	4	9

Identifiable intangible assets, net		1,209
Less: Masonite’s historical intangible assets, net		(403)

Adjustment to Intangible assets, net		$806

F.

Reflects the preliminary estimated $43 million for nonrecurring Transaction-related expenses expected to be incurred by Owens Corning. These expenses include costs that will be incurred between signing and closing of the Transaction for external advisory services.

G.

Reflects the impact related to the assumption of Masonite’s debt at fair value. The estimated fair value of Masonite’s debt is calculated as follows. As disclosed in the Masonite 2023 Form 10-K, the fair value was determined by estimates based on market quotes and calculations based on current market rates available to Masonite and are categorized as having Level 2 valuation inputs as established by the Financial Accounting Standards Board’s Fair Value Framework. Market quotes used in these calculations are based on bid prices for Masonite debt instruments and are obtained from and corroborated with multiple independent sources. The market quotes obtained from independent sources are within the range of management’s expectations. The fair value of the debt assumed is preliminary and subject to change.

(in millions)	Amount
3.50 % senior unsecured notes due 2030	$325
5.375% senior unsecured notes due 2028	482

Fair value of debt assumed	807
Less: Masonite historical value	(865)

Adjustment to Long-term debt, net of current portion	$(58)

H.

Represents the adjustment of $233 million to the deferred tax asset and the deferred tax liability balances associated with the incremental differences in the book and tax basis created from the preliminary purchase price allocation, primarily resulting from the closing date value of intangible assets. Deferred taxes are established based on a statutory tax rate based on jurisdictions where it is anticipated purchase price allocations will be recorded. The effective tax rate of Owens Corning following the Transaction could be significantly different (either higher or lower) depending on the post-Transaction activities, including legal entity restructuring, and the geographical mix of income. This determination is preliminary and subject to change based upon the final determination of the fair value of the assets and liabilities.

I.	Reflects the elimination of Masonite’s historical equity.

J.

Reflects $46 million of preliminary estimated consideration related to the pre-combination vesting period for Masonite RSUs and PRSUs that will convert to Owens Corning time vesting RSUs at the date of close.

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K.	Reflects the impact of new financing and the related transaction costs, net of repayment of Masonite’s historical debt and impact of the unamortized debt issuance costs.

The table below summarizes the financing activities related to the Transaction:

(in millions)	Short-term debt	Long-term debt - current portion	Long-term debt - net of current portion	Total
Proceeds from 364-day term loan facility (a)	$3,000	$—	$—	$3,000
Repayment of Masonite’s historical debt (b)	—	(38)	(184)	(222)
New deferred debt issuance costs (c)	(18)	—	—	(18)

Adjustment to Unaudited Pro Forma Combined Balance Sheet	$2,982	$(38)	$(184)	$2,760

(a)

Represents the 364-day term loan facility entered into in connection with the execution of the Transaction with the assumption that Owens Corning will utilize the entire available amount. The actual amount drawn may vary based on available cash balances on the closing date of the Transaction.

(b)	Represents the repayment of the Masonite term loan facility, which is included in the calculation of consideration as disclosed in Note 3 above.
(c)	Represents the debt issuance costs incurred for the 364-day term loan facility.

NOTE 5: ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

L.

Reflects the $19 million step up in fair value to Masonite’s inventory to approximately $410 million. The fair value of inventory is preliminary and subject to change. The preliminary estimated fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. The Unaudited Pro Forma Combined Statement of Earnings for the year ended December 31, 2023 is also adjusted to increase Cost of Sales by the same amount as the inventory that is expected to be sold within one year of the Transaction date.

M.

Reflects the change in depreciation expense included in Cost of Sales, related to step-up in value of Property, plant and equipment, net acquired. This expense is subject to change dependent on the final valuation of Property, plant and equipment, net and final estimated useful lives assigned.

(in millions)	Estimated Useful Life (in years)	Preliminary Estimated Asset Fair Value	Depreciation for the twelve months ended December 31, 2023
Land	N/A	$27	N/A
Buildings	25	168	7
Machinery and equipment	7	628	89

Total Property, plant and equipment, net		823	96
Less: Historical depreciation expense			(91)

Net impact, recorded in Cost of Sales			$5

N.

Reflects incremental amortization expense, included in Marketing and administrative expenses related to the fair value of identifiable intangible assets acquired. This expense is subject to change dependent on the final list of intangible assets identified, the useful lives assigned and the final valuation of those intangibles. If the amount of consideration assigned to customer relationships increased(decreased) by $50 million, amortization would increase(decrease) by $3 million. If the estimated useful life were to increase(decrease) by 5 years, amortization would increase(decrease) by $13 million and $(25) million, respectively.

(in millions)	Estimated Useful Life (in years)	Preliminary Estimated Asset Fair Value	Amortization for the twelve months ended December 31, 2023
Customer Relationships	15	$753	$50
Patents	10	18	2
System software development	5	26	5
Trademarks and trade names (indefinite lived)	Indefinite	365	—
Trademarks and trade names	5	38	8
License rights and other	4	9	2

Identifiable intangible assets, net		1,209	67
Less: Historical amortization expense			(31)

Net impact, recorded in Marketing and administrative expenses			$36

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O.

Reflects the preliminary estimated $43 million of nonrecurring Transaction-related expenses expected to be incurred by Owens Corning. These expenses include costs that will be incurred between signing and closing of the Transaction for external advisory services. These nonrecurring expenses are not expected to affect the Statement of Earnings beyond twelve months after the Transaction date.

P.

Reflects the preliminary estimated $20 million income tax impact related to the unaudited pro forma Masonite acquisition adjustments and $52 million income tax impact related to the unaudited pro forma financing adjustments estimated to be tax deductible, based on a blended federal and state statutory rate of approximately 25%. The effective tax rate of the combined company could be materially different than what is presented in this unaudited pro forma combined financial information depending on post-Transaction activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income. A statutory rate was applied based on jurisdictions where it is anticipated purchase price adjustments will be recorded and incremental financing incurred. The statutory tax rate is not necessarily indicative of the effective tax rate of Owens Corning following the close of the Transaction, which could be materially different depending on post-Transaction activities, including legal entity restructuring and the geographical mix of income.

Q.

The following adjustments to interest expense reflect the estimated interest expense and financing costs amortization to be incurred by Owens Corning as a result of the financing activities noted in adjustment K.

(in millions)	Interest expense for the twelve months ended December 31, 2023
364-day term loan facility (excluding amortization of debt issuance costs) (a)	$199
Accretion of Masonite 2030 & 2028 notes to face value (b)	10
Amortization of debt issuance costs related to 364 day term loan facility (c)	18

Total	227
Less: Masonite’s historical interest expense (d)	(18)

Net impact, recorded in Interest expense, net	209

(a)

Represents interest expense for one year on the 364-day term loan facility entered into in connection with the execution of the Transaction at an interest rate of SOFR plus 1.25% applicable margin. The SOFR rate at December 29, 2023, 5.38%, was used to calculate interest expense. An interest expense increase (decrease) of 0.125% would increase (decrease) the amount of interest expense incurred by $4 million. This assumes that the entire amount is drawn. The final amount drawn will depend on cash balances available at the closing date.

(b)

Represents the annual amount of accretion of the Masonite 2030 3.50% notes (the “Masonite 2030 notes”) and the Masonite 2028 5.375% notes (the “Masonite 2028 notes”) to face value, for the pro forma period presented.

(c)	Represents the debt issuance costs for the 364-day term loan facility entered into in connection with the execution of the Transaction.
(d)	Represents the interest expense that would not be incurred on the Masonite term loan facility as it is to be paid off as part of the Transaction.

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NOTE 6: EARNINGS PER SHARE

The tables below set forth the computation of pro forma basic and diluted earnings per share for the twelve months ended December 31, 2023. Diluted earnings per share reflect the dilutive effect of common equivalent shares and increased shares that would result from the conversion of equity shares. Amounts are stated in millions of dollars, except per share amounts.

Numerator (Basic and Diluted):	Year ended December 31, 2023
Pro Forma net income attributable to common stockholders	$1,074
Denominator:
Weighted average number of common shares outstanding (Basic) (a)	90.1
Weighted average number of common shares outstanding (Diluted) (b)	91.4
Pro Forma net earnings per share:
Basic	$11.92
Diluted	$11.75

(a)	Weighted average outstanding shares are not impacted by the Transaction as consideration is paid in cash.
(b)

This calculation assumes that all unvested Masonite RSUs and PRSUs as of December 31, 2023 convert to Owens Corning time vesting RSUs at the closing date in accordance with the terms of the Arrangement Agreement. These unvested shares have been deemed to be dilutive based on the definition of diluted earnings per share noted above.